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                                                                    EXHIBIT 10.9

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                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT




                                 BY AND BETWEEN



                              PHOENIX NETWORK, INC.


                                       AND


                          FOOTHILL CAPITAL CORPORATION





                         DATED AS OF SEPTEMBER 26, 1995






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                               TABLE OF CONTENTS


1.     DEFINITIONS AND CONSTRUCTION   . . . . . . . . . . . . . . . . . . .    1
       1.1    Definitions   . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2    Accounting Terms  . . . . . . . . . . . . . . . . . . . . . .   11
       1.3    Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       1.4    Construction  . . . . . . . . . . . . . . . . . . . . . . . .   11
       1.5    Schedules and Exhibits.   . . . . . . . . . . . . . . . . . .   12

2.     LOAN AND TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . .   12
       2.1    Revolving Advances.   . . . . . . . . . . . . . . . . . . . .   12
       2.2    Letters of Credit and Letter of Credit Guarantees.  . . . . .   13
       2.3    {Intentionally Omitted}   . . . . . . . . . . . . . . . . . .   14
       2.4    Overadvances  . . . . . . . . . . . . . . . . . . . . . . . .   14
       2.5    Interest:  Rates, Payments, and Calculations  . . . . . . . .   15
       2.6    Crediting Payments; Application of Collections  . . . . . . .   16
       2.7    Statements of Obligations . . . . . . . . . . . . . . . . . .   16
       2.8    Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

3.     CONDITIONS; TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . .   17
       3.1    Conditions Precedent to Initial Advance, L/C, or L/C Guaranty   17
       3.2    Conditions Precedent to All Advances, L/Cs, or L/C Guarantees   19
       3.3    Term; Automatic Renewal   . . . . . . . . . . . . . . . . . .   20
       3.4    Effect of Termination   . . . . . . . . . . . . . . . . . . .   20
       3.5    Early Termination by Borrower   . . . . . . . . . . . . . . .   20
       3.6    Termination Upon Intentional Event of Default   . . . . . . .   21

4.     CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . . .   21
       4.1    Grant of Security Interest  . . . . . . . . . . . . . . . . .   21
       4.2    Negotiable Collateral   . . . . . . . . . . . . . . . . . . .   21
       4.3    Collection of Accounts, General Intangibles, Negotiable
              Collateral  . . . . . . . . . . . . . . . . . . . . . . . . .   21
       4.4    Delivery of Additional Documentation Required   . . . . . . .   22
       4.5    Power of Attorney   . . . . . . . . . . . . . . . . . . . . .   22
       4.6    Right to Inspect  . . . . . . . . . . . . . . . . . . . . . .   23

5.     REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . .   23
       5.1    No Prior Encumbrances   . . . . . . . . . . . . . . . . . . .   23
       5.2    Eligible Accounts   . . . . . . . . . . . . . . . . . . . . .   23
       5.3    {Intentionally Omitted}   . . . . . . . . . . . . . . . . . .   23
       5.4    Location of Inventory and Equipment   . . . . . . . . . . . .   23
       5.5    Inventory Records   . . . . . . . . . . . . . . . . . . . . .   24
       5.6    Location of Chief Executive Office  . . . . . . . . . . . . .   24
       5.7    Due Organization and Qualification  . . . . . . . . . . . . .   24
       5.8    Due Authorization; No Conflict  . . . . . . . . . . . . . . .   24

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                               TABLE OF CONTENTS
                                  (Continued)

                                                                            Page
                                                                            ----
       5.9    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.10   No Material Adverse Change in Financial Condition   . . . . .   24
       5.11   Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       5.12   ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       5.13   Environmental Condition   . . . . . . . . . . . . . . . . . .   25
       5.14   Reliance by Foothill; Cumulative  . . . . . . . . . . . . . .   26

6.     AFFIRMATIVE COVENANTS.   . . . . . . . . . . . . . . . . . . . . . .   26
       6.1    Accounting System   . . . . . . . . . . . . . . . . . . . . .   26
       6.2    Collateral Reports  . . . . . . . . . . . . . . . . . . . . .   26
       6.3    Schedules of Accounts   . . . . . . . . . . . . . . . . . . .   26
       6.4    Financial Statements, Reports, Certificates   . . . . . . . .   27
       6.5    Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . .   28
       6.6    Guarantor Reports   . . . . . . . . . . . . . . . . . . . . .   28
       6.7    Performance of Obligations to Carriers  . . . . . . . . . . .   28
       6.8    Credits and Allowances.   . . . . . . . . . . . . . . . . . .   29
       6.9    Title to Equipment  . . . . . . . . . . . . . . . . . . . . .   29
       6.10   Maintenance of Equipment  . . . . . . . . . . . . . . . . . .   29
       6.11   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       6.12   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   29
       6.13   Foothill Expenses   . . . . . . . . . . . . . . . . . . . . .   30
       6.14   Financial Covenants   . . . . . . . . . . . . . . . . . . . .   30
       6.15   No Setoffs or Counterclaims   . . . . . . . . . . . . . . . .   31
       6.16   Location of Inventory and Equipment   . . . . . . . . . . . .   31
       6.17   Duplicate Copies of Important Data  . . . . . . . . . . . . .   31

7.     NEGATIVE COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . .   31
       7.1    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .   31
       7.2    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       7.3    Restrictions on Fundamental Changes   . . . . . . . . . . . .   32
       7.4    Extraordinary Transactions and Disposal of Assets   . . . . .   32
       7.5    Change Name   . . . . . . . . . . . . . . . . . . . . . . . .   32
       7.6    Guarantee   . . . . . . . . . . . . . . . . . . . . . . . . .   32
       7.7    Restructure   . . . . . . . . . . . . . . . . . . . . . . . .   33
       7.8    Prepayments   . . . . . . . . . . . . . . . . . . . . . . . .   33
       7.9    Change of Control   . . . . . . . . . . . . . . . . . . . . .   33
       7.10   Capital Expenditures  . . . . . . . . . . . . . . . . . . . .   33
       7.11   {Intentionally Omitted}   . . . . . . . . . . . . . . . . . .   33
       7.12   Distributions   . . . . . . . . . . . . . . . . . . . . . . .   33
       7.13   Accounting Methods  . . . . . . . . . . . . . . . . . . . . .   33

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                               TABLE OF CONTENTS
                                  (Continued)

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
       7.14   Investments   . . . . . . . . . . . . . . . . . . . . . . . .   33
       7.15   Transactions with Affiliates  . . . . . . . . . . . . . . . .   34
       7.16   Suspension  . . . . . . . . . . . . . . . . . . . . . . . . .   34
       7.17   Compensation  . . . . . . . . . . . . . . . . . . . . . . . .   34
       7.18   Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .   34
       7.19   Contracts with Carriers   . . . . . . . . . . . . . . . . . .   34
       7.20   Contracts with Integretel   . . . . . . . . . . . . . . . . .   35

8.     EVENTS OF DEFAULT.   . . . . . . . . . . . . . . . . . . . . . . . .   35

9.     FOOTHILL'S RIGHTS AND REMEDIES.  . . . . . . . . . . . . . . . . . .   37
       9.1    Rights and Remedies   . . . . . . . . . . . . . . . . . . . .   37
       9.2    Remedies Cumulative   . . . . . . . . . . . . . . . . . . . .   39

10.    TAXES AND EXPENSES REGARDING THE COLLATERAL  . . . . . . . . . . . .   39

11.    WAIVERS; INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . .   40
       11.1   Demand; Protest; etc.   . . . . . . . . . . . . . . . . . . .   40
       11.2   Foothill's Liability for Inventory or Equipment   . . . . . .   40
       11.3   Indemnification   . . . . . . . . . . . . . . . . . . . . . .   40

12.    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  . . . . . . . . . . . .   41

14.    DESTRUCTION OF BORROWER'S DOCUMENTS  . . . . . . . . . . . . . . . .   42

15.    GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . .   42
       15.1   Effectiveness   . . . . . . . . . . . . . . . . . . . . . . .   42
       15.2   Successors and Assigns  . . . . . . . . . . . . . . . . . . .   42
       15.3   Section Headings  . . . . . . . . . . . . . . . . . . . . . .   43
       15.4   Interpretation  . . . . . . . . . . . . . . . . . . . . . . .   43
       15.5   Severability of Provisions  . . . . . . . . . . . . . . . . .   43
       15.6   Amendments in Writing   . . . . . . . . . . . . . . . . . . .   43
       15.7   Counterparts; Telefacsimile Execution   . . . . . . . . . . .   43
       15.8   Revival and Reinstatement of Obligations  . . . . . . . . . .   43
       15.9   Integration   . . . . . . . . . . . . . . . . . . . . . . . .   44

SCHEDULES

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                               TABLE OF CONTENTS
                                  (Continued)

                                                                            Page
                                                                            ----
Schedule P-1         Permitted Liens
Schedule 5.9         Litigation
Schedule 6.16        Location of Inventory and Equipment
Schedule 7.1         Scheduled Indebtedness

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


       This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of September 26, 1993, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and PHOENIX NETWORK, INC. a Delaware corporation, ("Borrower"), with its chief executive office located at 550 California Street, 11th Floor, San Francisco, California 94104-1006.

       This Agreement amends and restates the Loan and Security Agreement dated as of August 26, 1993 (as previously amended, the "Prior Agreement") among Foothill and Borrower. Except for any provisions of the Prior Agreement that, by their terms, survive its termination (such as indemnities by Borrower in favor of Foothill), this Agreement supersedes and replaces the Prior Agreement and all Obligations of Borrower under the Prior Agreement shall become Obligations of Borrower under this Agreement.

       The parties agree as follows:

       1.     DEFINITIONS AND CONSTRUCTION.

              1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

              "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

              "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the sale or lease of general intangibles relating to the provision of telecommunications services, or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

              "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly five percent (5%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or five percent (5%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director or officer of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

              "Agreement" means this Amended and Restated Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Amended and Restated Loan and Security Agreement.





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              "Applicable Margin" means, subject to adjustment as provided below based on Borrower's EBITDA and net income, one and three-quarters percent (1.75%) per annum. The foregoing notwithstanding, if Borrower's EBITDA and net income for its fiscal year 1996 each exceed 90% of the amount thereof projected in the Projections, then, effective January 1, 1997, the Applicable Margin shall be reduced to one and one half percent (1.50) per annum.

              "Authorized Officer" means any officer of Borrower.

              "Average Unused Portion of Maximum Amount" means (a) the Maximum Amount; less (b) (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month; plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

              "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

              "Borrower" has the meaning set forth in the preamble to this Agreement.

              "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

              "Borrowing Base" has the meaning set forth in Section 2.1.

              "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

              "Carrier" means any provider of long distance telecommunications access with whom Borrower from time to time does business, such as (without limitation) Sprint, AT&T, Allnet, and ECI.

              "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 20% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in elections of directors.

              "Closing Date" means October 16, 1995.

              "Code" means the California Uniform Commercial Code.

              "Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of Foothill; and the proceeds and products,





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
whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

              "Consolidated Current Assets" means as of any date of determination the aggregate amount of all current assets of Borrower and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

              "Consolidated Current Liabilities" means as of any date of determination the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of the foregoing, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

              "Consolidated Tangible Net Worth" means, as of the date any determination thereof is to be made, Borrower's total stockholder's equity, minus all intangible assets of Borrower, calculated on a consolidated basis.

              "Consolidated Working Capital" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

              "Daily Balance" means the amount of an Obligation owed at the end of a given day.

              "Dilution" means, with respect to any Dilution Measuring Period, as reasonably determined by Foothill, the fraction, expressed as a percentage, of which the numerator is the total during such Dilution Measuring Period of all bad debt write-downs, promotions, and other items with respect to Accounts of Borrower that could reduce or otherwise impair the full and timely collection of such Accounts, and of which the denominator is the total during such Dilution Measuring Period of all collections received with respect to Accounts of Borrower.

              "Dilution Measuring Period" means, in relation to any calendar month, the preceding three calendar months.

              "Early Termination Premium" has the meaning set forth in Section 3.4.

              "EBITDA" means, for any fiscal period of Borrower, Borrower's net income for such period, determined in accordance with GAAP, plus any interest, taxes, depreciation, and amortization that were deducted in arriving at net income.

              "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods, sale of general intangibles relating to the provision of telecommunication services, or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time





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
to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall include Eligible Unbilled Accounts. Eligible Accounts shall not include the following:

                     (a) Accounts which the Account Debtor has failed to pay within sixty (60) days of invoice date;

                     (b) Accounts that are not due upon receipt of Borrower's invoice by the Account Debtor or within ten (10) days thereafter;

                     (c) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

                     (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                     (e) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (1) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (2) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount and of a tenor, and issued by a financial institution, acceptable to Foothill;

                     (f) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, any state of the United States;

                     (g) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

                     (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations of such Account Debtor in excess of such percentage;

                     (i) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or become insolvent, or goes out of business;

                     (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                     (k) Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within sixty (60) days of the date of the applicable invoices;

                     (l) Accounts that are payable in other than United States Dollars;

                     (m) Accounts, other than Eligible Unbilled Accounts, that have not yet been billed to the relevant Account Debtor;

                     (n) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services; and

                     (o) Accounts arising from services provided by a Carrier, if Borrower is in default of its obligations to such Carrier in any material respect that would entitle such Carrier to exercise remedies against Borrower, if such Carrier in fact is exercising such remedies, or has indicated its intention to exercise such remedies, or has threatened to exercise such remedies, and if Foothill in the good faith exercise of Foothill's discretion has determined that such actual, intended, or threatened exercise of remedies may interfere with the value or collectibility of the affected Accounts.

              "Eligible Unbilled Accounts" means those particular Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods, sale of general intangibles relating to the provision of telecommunication services, or rendition of services, but have not yet been billed to the relevant Account Debtor, that are described in a call transaction record tape or electronic data transfer that has been delivered by a Carrier to Integretel, and that in all other respects qualify as Eligible Accounts.

              "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), and any interest in any of the foregoing, wherever located, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

              "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

              "Event of Default" has the meaning set forth in Section 8.

              "Foothill" has the meaning set forth in the preamble to this Agreement.

              "Foothill Expenses" means all: costs or expenses (including taxes (other than taxes on Foothill's income and other corporate taxes payable by Foothill), photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey (if real estate is pledged to Foothill), environmental audit (if real estate is pledged to Foothill), and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; reasonable costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

              "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

              "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

              "Indebtedness" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

              "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

              "Integretel" means Integretel, Incorporated, a California corporation.

              "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

              "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

              "L/C" has the meaning set forth in Section 2.2(a).

              "L/C Guaranty" has the meaning set forth in Section 2.2(a).

              "Loan Documents" means this Agreement, the Lock Box Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into by Borrower or any Affiliate of Borrower in connection with this Agreement.

              "Lock Box" shall have the meaning provided in the Lock Box Agreement.

              "Lock Box Agreement" means that certain Lockbox Operating Procedural Agreement, in form and substance satisfactory to Foothill, among Borrower, Foothill, and the Lock Box Bank.

              "Lock Box Bank" means Professional Bank of Denver, Colorado, and any other bank, reasonably acceptable to Foothill, that succeeds Professional Bank of Denver, Colorado in such capacity.

              "Maximum Amount" has the meaning set forth in Section 2.1.

              "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

              "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

              "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

              "Overadvance" has the meaning set forth in Section 2.3.

              "Participant" means any Person, other than Foothill, that has committed to provide a portion of the financing contemplated herein.

             "PBGC" means the Pension Benefit Guaranty Corporation.

              "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any leases of personal property existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens; and (h) a security interest in favor of WilTel, Inc. on the Accounts that are generated through the use of WilTel, Inc.'s telecommunications system, junior in priority to the security interest of Foothill and subject to an intercreditor agreement satisfactory to Foothill.

              "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

              "Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

              "Prohibited Transaction" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

              "Projections" means the most current projections of Borrower relating to its fiscal year 1996, including projections regarding EBITDA and net income of Borrower for such fiscal year, that have been provided by Borrower to Foothill, and reviewed and accepted by Foothill in Foothill's sole discretion.

              "Reference Rate" means the highest of the variable rates of interest, per annum, most recently announced by (i) Bank of America, N.T. & S.A., San Francisco, California, (ii) Mellon Bank, N.A., Pittsburgh, Pennsylvania, and (iii) Citibank, N.A., New York, New York, or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

              "Renewal Date" has the meaning set forth in Section 3.3.

              "Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

              "Solvent" means, with respect to any Person on a particular date, that on such date (i) at fair valuations, all of the assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              "Voidable Transfer" has the meaning set forth in Section 15.8.

              1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

              1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

              1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

              1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

       2.     LOAN AND TERMS OF PAYMENT.

              2.1 REVOLVING ADVANCES. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement "Borrowing Base" shall mean:

                     (a) subject to adjustment based on Dilution as provided in Section 2.1(b), an amount equal to the lesser of: (i) the sum of (A) eighty percent (80%) of the amount of Eligible Accounts (other than Eligible Unbilled Accounts) plus (B) the lesser of forty percent (40%) of the amount of Eligible Unbilled Accounts and Three Million Dollars ($3,000,000), and (ii) an amount equal to Borrower's cash collections for the immediately preceding sixty (60) day period.

                     (b) should Dilution during any Dilution Measuring Period exceed ten percent, the advance rates set forth in Section 2.1(a) shall be reduced during the next calendar month by one percent for each percent by which Dilution exceeded ten percent (rounded to the nearest whole number).

                     (c) anything to the contrary in paragraphs (a) or (b) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

                     (d) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Ten Million Dollars ($10,000,000) (the "Maximum Amount").

                     (e) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if pursuant to Section 6.12. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, so long as no Event of Default has occurred and is continuing, reborrowed at any time during the term of this Agreement.

              2.2    LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

                     (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of outstanding revolving advances pursuant to Section 2.1, and (ii) Seven Hundred Fifty Thousand Dollars ($750,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of L/Cs that are to be the subject of L/C Guarantees and that certain of such L/Cs may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 hereof and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of revolving advances outstanding pursuant to Section 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest on the terms and conditions provided in
Section 2.4.

                     (b) Borrower hereby agrees to indemnify, save, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any L/Cs guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, defend, and hold Foothill harmless with respect to any loss, cost, expense, or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                     (c) Borrower hereby authorizes and directs any bank that issues an L/C guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the L/C, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the L/C and the related application. Borrower may or may not be the "account party" on such L/Cs.

                     (d) Any and all service charges, commissions, fees and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and shall be immediately reimbursable by Borrower to Foothill. On the first Business Day of each month, Borrower will pay Foothill a fee equal to two percent (2.00%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

                     (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any issuing bank under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill may be held as the cash collateral required by this Section 2.2(e).

              2.3    {INTENTIONALLY OMITTED}.

              2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and
2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower shall immediately pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay the Obligations or to be held by Foothill as cash collateral to secure repayment of L/Cs or L/C Guarantees.

              2.5    INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                     (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at a rate equal to the Reference Rate plus the Applicable Margin.

                     (b) Default Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to the Reference Rate plus the Applicable Margin plus four (4.00) percentage points. From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to that certain percentage per annum equal to the Applicable Margin plus four (4.00) percentage points times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

                     (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than eight percent (8.00%) per annum.

                     (d) Payments. Interest hereunder shall be due and payable in arrears on the first day of each month during the term hereof. Foothill shall, at its option, charge such interest, all Foothill Expenses, and all payments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                     (e) Computation. The Reference Rate as of this date is eight and three-quarters percent (8.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                     (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to expressly and legally agree upon the rate of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from

Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

              2.6 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Bank pursuant to the Lock Box Agreement or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one and three-quarters (1.75) Business Days of `float' at the rate set forth in
Section 2.3(a) (applicable to advances under Section 2.1) on all collections, checks, wire transfers, or other items of payment that are received by Borrower or processed through the Lock Box (regardless of whether forwarded by the Lock Box Bank to Foothill, whether owned by Borrower or collected as agent for another, whether provisionally applied to reduce the Obligations or otherwise). This across-the-board one and three-quarters (1.75) Business Day float charge on all Borrower receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should such check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment received by Foothill after 11:00 a.m. Los Angeles time shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

              2.7 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

              2.8    FEES.  Borrower shall pay to Foothill the following fees:

                     (a) Closing Fee. A one time closing fee of Seventy Five Thousand Dollars ($75,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill, in connection with this Agreement, in three equal installments of Twenty Five Thousand Dollars ($25,000) each, the first due on the Closing Date, the second due one month after the Closing Date, and the third due two months after the Closing Date;

                     (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one half percent (0.50%) per annum times the Average Unused Portion of the Maximum Amount;

                     (c) Annual Facility Fee. On each anniversary of the Closing Date, a Fee in an amount equal to one half percent (0.50%) of the Maximum Amount, such fee shall be fully earned on each such anniversary;

                     (d) Financial Examination, Documentation and Appraisal Fees. Foothill's customary fee of Six Hundred Dollars ($600) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of Seven Hundred Fifty Dollars ($750) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review;

                     (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to One Thousand Five Hundred Dollars ($1,500) per month.

       3.     CONDITIONS; TERM OF AGREEMENT.

              3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTY. The obligation of Foothill to make the initial advance, provide an L/C, or L/C Guaranty hereunder is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                     (a) the Closing Date shall occur on or before October 16, 1995;

                     (b) Foothill shall have received from Borrower evidence satisfactory to Foothill that Borrower has obtained, in September, 1995, not less than fifteen million dollars ($15,000,000) of additional investment capital on terms and conditions acceptable to Foothill in Foothill's sole discretion;

                     (c) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                     (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                            (i) the Lock Box Agreement;

                            (ii) no-offset, intercreditor, and consent to assignment agreements in form and substance satisfactory to Foothill, entered into between Foothill, Borrower, and each Carrier; and

                            (iii) a service agreement in form and substance satisfactory to Foothill, entered into between Borrower and Integretel;

                     (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                     (f) Foothill shall have received copies of Borrower's Bylaws and Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                     (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                     (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated as of a date that is within a reasonable period prior to the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                     (i) Foothill shall have received the insurance certificates, or certified copies of the policies of insurance, together with the endorsements as are required by Section 6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                     (j)    {intentionally omitted};

                     (k)    {intentionally omitted};

                     (l) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                     (m) Foothill shall have received and reviewed, and shall have expressed no objection to, the terms of all contracts and agreements in effect between Borrower and each Carrier; and

                     (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

              3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, OR L/C GUARANTEES. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                     (a) the representations and warranties contained in this Agreement or the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                     (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

                     (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

              3.3 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and shall be automatically renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence of an Event of Default.

              3.4 EFFECT OF TERMINATION. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interest in the Collateral shall remain in effect until all Obligations have been fully discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations within five (5) Business Days of the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

              3.5    EARLY TERMINATION BY BORROWER.  The provisions of Section
3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon sixty (60) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including any contingent reimbursement obligations of Foothill under any L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to (subject to adjustment as provided below): (a) during the first year following the Closing Date, the greater of (i) one and three-quarters percent (1.75%) of the Maximum Amount, and (ii) the total interest and fees (including L/C and L/C Guaranty Fees) for the immediately preceding six (6) months; (b) during the second year following the Closing Date, one and one half percent (1.50%) of the Maximum Amount; and (c) during the third year following the Closing Date, three quarters of a percent (0.75%) of the Maximum Amount. The foregoing notwithstanding, if the termination of this Agreement is in connection with and as the result of an acquisition of Borrower by another Person during the second or third year following the Closing Date, then, in such circumstance only, the Early Termination Premium during the second year shall be reduced to three quarters of one percent (0.75%) of the Maximum Amount, and the Early Termination Premium during the third year shall be reduced to three eighths of one percent (0.375%) of the Maximum Amount.

              3.6 TERMINATION UPON INTENTIONAL EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default that is caused intentionally by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding the Early Termination Premium provided in
Section 3.5, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.6 shall be deemed included in the Obligations.

       4.     CREATION OF SECURITY INTEREST.

              4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interest in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower.

              4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

              4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. On or before the Closing Date, Foothill, Borrower, and the Lock Box Bank shall enter into the Lock Box Agreement, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment will be forwarded to Foothill on a daily basis. At any time that Foothill in good faith deems itself insecure (in accordance with Section 1208 of the Code) or at any time that an Event of Default has occurred and is continuing, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment that it receives on account of the Accounts, General Intangibles, or Negotiable Collateral and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

              4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the reasonable request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

              4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower fails to, or refuses timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section

4.4 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfected Foothill's security interest in the Collateral; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

              4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided that, so long as no Event of Default has occurred and is continuing and so long as Foothill does not in good faith deem itself to be insecure (in accordance with Section 1208 of the Code), such right will only be exercised by Foothill on reasonable notice during normal business hours, and Collateral audits will be conducted no more frequently than quarterly.

       5.     REPRESENTATIONS AND WARRANTIES

              Borrower represents and warrants to Foothill as follows:

              5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens.

              5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

              5.3    {INTENTIONALLY OMITTED}.

              5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.16 or otherwise permitted by Sections 6.16.

              5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

              5.6 LOCATION OF CHIEF EXECUTIVE OFFICE. The chief executive office of Borrower is located at the address indicated in the first paragraph of this Agreement and Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate such chief executive office.

              5.7 DUE ORGANIZATION AND QUALIFICATION. Borrower is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified or where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower.

              5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation, or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party.

              5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which Borrower is the plaintiff, matters disclosed on Schedule 5.9, and matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of any portion of the Obligations or materially impair the value or priority of Foothill's beneficial security interest in the Collateral.

              5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower or any guarantor of the Obligations that have been or may hereafter be delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower or any guarantor since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

              5.11 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

              5.12 ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under
Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Neither Borrower nor any ERISA Affiliate would be liable for any amount pursuant to Sections 4062, 4063, or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans. Neither Borrower nor any ERISA Affiliate have: withdrawn from a "multiple employer Plan" during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or failed to make a payment to a Plan required under Section 302(f)(1) of ERISA such that security would have to be provided pursuant to Section 307 of ERISA. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

              5.13 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

              5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement shall be automatically deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereinafter shall give, or cause to be given, to Foothill.

       6.     AFFIRMATIVE COVENANTS.

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

              6.1 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower shall also keep proper books of account showing all sales, claims, and allowances on its Inventory.

              6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the twentieth (20th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request on a sampling basis in connection with quarterly audits, a copy to Foothill, and, at Foothill's direction if there exists an Event of Default or Foothill in good faith deems itself insecure (in accordance with Section 1208 of the Code), the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time reasonably require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

              6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interest or other rights in and to the Accounts.

              6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request; provided that failure of such accountants to cooperate is not an Event of Default under this sentence. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

              Together with the above, Borrower shall also deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

              Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fully and fairly present the financial condition of Borrower; (b) Borrower is in timely compliance with all of its covenants and agreements hereunder; (c) the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); (d) Borrower is not in default with respect to any of its obligations to any Carrier, or, if Borrower is in default, specifying the details of each such default; and (e) on the date of delivery of such certificate to Foothill there does not exist any condition or event which constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking or proposes to take with respect thereto).

              Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial condition; provided that failure of such third parties to cooperate is not an Event of Default under this sentence.

              6.5 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

              6.6 GUARANTOR REPORTS. Borrower agrees to cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

              6.7 PERFORMANCE OF OBLIGATIONS TO CARRIERS. Borrower shall make all payments due from it to Carriers within ten (10) days of their due date, and otherwise shall comply in all material respects with Borrower's non-monetary contractual obligations to Carriers; provided that Borrower shall not be in breach of this section by virtue of claiming permitted credits and deductions, or by virtue of immaterial breaches that would not permit Carriers to enforce default remedies. Should Borrower acquire knowledge that Borrower is in breach of this section, or should Borrower receive a default notice from any Carrier, in each such instance Borrower immediately shall notify Foothill of same and all relevant details pertaining thereto. If Foothill determines in good faith that Borrower is delinquent with respect to amounts owed to a Carrier, and that such delinquency may have an adverse effect upon the value or collectibility of the Accounts (such as, by way of illustration but not by way of limitation, where a Carrier threatens to contact customers of Borrower and give notices or assert demands that could confuse such customers or interfere with collection of the affected Accounts by Borrower or Foothill), then Foothill in its sole discretion may elect to pay to such Carrier amounts claimed by such Carrier to be due from Borrower, whereupon such amounts so paid by Foothill shall become Foothill Expenses immediately due and payable from Borrower to Foothill.

              6.8 CREDITS AND ALLOWANCES. Credits and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default, any Account Debtor seeks any credit or allowance from Borrower, Borrower promptly shall determine the reason therefor and, if Borrower accepts such reason, issue a credit memorandum (which credit memorandum may be contained in such Account Debtor's next monthly billing statement) in the appropriate amount to such Account Debtor. Borrower shall notify Foothill, on a basis and with a frequency satisfactory to Foothill in Foothill's discretion, of all credits and allowances and of all disputes and claims.

              6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower shall immediately deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

              6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

              6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

              6.12   INSURANCE.

                     (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                     (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

              6.13 FOOTHILL EXPENSES. Borrower shall immediately, upon written notice, reimburse Foothill for all sums expended by Foothill which constitute Foothill Expenses and Borrower hereby authorizes and approves all advances and payments by Foothill for items constituting Foothill Expenses and authorizes Foothill, without prior written notice, to charge Borrower's loan account for the amount thereof as and when incurred or expended.

              6.14   FINANCIAL COVENANTS.  Borrower shall maintain:

                     (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one and five one-hundredths to one (1.05 : 1.00), measured on a fiscal quarter-end basis;

                     (b) Debt to Consolidated Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Consolidated Tangible Net Worth of not more than five to one (5.0 : 1.0), measured on a fiscal quarter-end basis;

                     (c) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth on a fiscal quarter-end basis of at least Three Million Dollars ($3,000,000); and

                     (d) Consolidated Working Capital. Consolidated Working Capital of not less than Five Hundred Seventy Thousand Dollars ($570,000), measured on a fiscal quarter-end basis.

Anything in this Section 6.14 to the contrary notwithstanding, the foregoing financial covenants shall be re-set by Foothill within forty five (45) days of the Closing Date at reasonable levels determined by Foothill based on the Projections, with such re-set covenant levels to be communicated in writing by Foothill to Borrower when so determined, and thereafter documented by a future amendment hereto which the parties agree to negotiate and enter into in good faith.

              6.15 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

              6.16 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.16; provided, however, that Borrower may amend
Schedule 6.16 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interest in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

              6.17 DUPLICATE COPIES OF IMPORTANT DATA. Borrower shall maintain duplicate copies of the optical disks that contain Borrower's billing and accounts receivable data, which duplicate copies shall be stored in a secure, off-site location.

       7.     NEGATIVE COVENANTS.

              Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

              7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                     (a)    Indebtedness evidenced by this Agreement;

                     (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date or described on Schedule 7.1;

                     (c)    Indebtedness secured by Permitted Liens; and

                     (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, and (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended.

              7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Permitted Liens that are continued or renewed as permitted under Section 7.1(d)).

              7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the assets, stock, or other evidence of beneficial ownership of any Person.

              7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including, but not limited to, the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's assets (other than sales of Inventory in the ordinary and usual course of Borrower's business as currently conducted), or the making of any advance or loan except in the ordinary course of business as currently conducted.

              7.5 CHANGE NAME. Change Borrower's name, business structure, or identity, or add any new fictitious name without first giving thirty (30) days prior written notice to Foothill.

              7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

              7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

              7.8 PREPAYMENTS. Prepay any Indebtedness owing to any third party.

              7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

              7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of Five Hundred Thousand Dollars ($500,000); provided that, for purposes of the foregoing, moving costs that have been approved in advance by Foothill (which approval shall not unreasonably be withheld by Foothill) shall not be deemed capital expenditures. Anything in this Section 7.10 to the contrary notwithstanding, the foregoing capital expenditure limitations shall be re-set by Foothill within forty five (45) days of the Closing Date at reasonable levels determined by Foothill based on the Projections, with such re-set capital expenditure limitations to be communicated in writing by Foothill to Borrower when so determined, and thereafter documented by a future amendment hereto which the parties agree to negotiate and enter into in good faith.

              7.11   {INTENTIONALLY OMITTED}.

              7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

              7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

              7.14 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person; provided that this Section shall not prohibit investments in secure, liquid, short-term cash equivalents.

              7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

              7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

              7.17 COMPENSATION. (a) Subject to Section 7.17(b), pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred twenty percent (120%) of that paid or accrued in the prior year; provided, however, Borrower may pay bonuses to such individuals in accordance with the provisions of a pre-existing incentive bonus program, provided that, prior to the Closing Date, Borrower provides a copy thereof to Foothill.

                     (b) Section 7.17(a) notwithstanding, if Borrower should propose to adopt a new bonus plan for its officers and senior management, and if Borrower should request Foothill's consent to its adoption of such a plan, Foothill shall not unreasonably withhold its consent thereto. Should Borrower, during any year, adopt such a new plan that has been approved by Foothill, the compensation provided for in such plan shall be permitted by Section 7.17(a), and the compensation of officers and senior management of Borrower for such year, giving effect to such plan, shall serve as the new baseline for future increases in compensation, applying the 120% aggregate test of Section 7.17(a) going forward from such plan.

              7.18 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (A) to refinance Obligations due Foothill under the Prior Agreement; (B) to pay transactional costs and expenses incurred in connection with this Agreement; and (C) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

              7.19 CONTRACTS WITH CARRIERS. Enter into any new contractual arrangements with Carriers, or materially amend, modify, or extend existing contractual arrangements with Carriers, if the effect would be to prohibit Foothill from having a security interest in the rights of Borrower thereunder, to prohibit disclosure of the terms thereof to Foothill, to grant a security interest to the Carrier in any of the Collateral, to authorize the Carrier to withhold delivery of call transaction record tapes other than after the occurrence of a default, or to contact or directly bill customers of Borrower with respect to services provided by such Carrier to Borrower for resale to Borrower's customers.

              7.20 CONTRACTS WITH INTEGRETEL. Enter into any new contractual arrangements with Integretel, or materially amend, modify, or extend existing contractual arrangements with Integretel, except on terms approved in advance by Foothill in Foothill's discretion.

       8.     EVENTS OF DEFAULT.

              Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

              8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

              8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

              8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

              8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

              8.5    If an Insolvency Proceeding is commenced by Borrower;

              8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (1) Borrower consents to the institution of the Insolvency Proceeding against it; (2) the petition commencing the Insolvency Proceeding is not timely controverted; (3) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances; (4) an interim trustee is appointed to take possession of all or a substantial portion of the assets of, or to operate all or any substantial portion of the business of, Borrower; or (5) an order for relief shall have been issued or entered therein;

              8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

              8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

              8.9 If a judgment or other claim for an amount of one hundred thousand dollars ($100,000) or more becomes a lien or encumbrance upon any material portion of Borrower's assets and is not satisfied, stayed, or removed within thirty (30) days;

              8.10 If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of

Borrower's Indebtedness thereunder if the amount of such Indebtedness equals or exceeds one hundred thousand dollars ($100,000);

              8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

              8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

              8.13 If the obligation of any guarantor or other third party under any loan document is limited or terminated by operation of law or by the guarantor or other third party thereunder, or any guarantor or other third party becomes the subject of an Insolvency Proceeding; or

              8.14 If a Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; if any lien upon the assets of Borrower in connection with any Plan shall arise; if Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan or Multiple Employer Plan of which Borrower or such ERISA Affiliate was a substantial employer, and such withdrawal could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower; if Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; if Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or upon the voluntary or involuntary termination of any Plan which termination could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower: if Borrower shall fail to notify Foothill promptly and in any event within ten
(10) days of the occurrence of any event that constitutes an Event of Default under this clause or would constitute such an Event of Default upon the exercise of Foothill's judgment.

       9.     FOOTHILL'S RIGHTS AND REMEDIES.

              9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                     (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                     (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                     (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interest in the Collateral and without affecting the Obligations;

                     (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                     (e)    {intentionally omitted};

                     (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                     (g) Without notice to Borrower (such notice being expressly waived) set off and apply to the Obligations, without constituting a retention of any collateral in satisfaction of the obligation (within the meaning of Section 9505 of the Code), any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Box regardless of whether held in a concentration account of Foothill), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                     (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Box regardless of whether held in a concentration account of Foothill, to secure the Obligations;

                     (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                     (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                     (k) Foothill shall give notice of the disposition of the Collateral as follows:

                            (1)  Foothill shall give Borrower and each holder
of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                            (2)  The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least five
(5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                            (3)  If the sale is to be a public sale, Foothill
also shall give *notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                     (l) Foothill may credit bid and purchase at any public sale; and

                     (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, by Foothill to Borrower.

              9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

       10.    TAXES AND EXPENSES REGARDING THE COLLATERAL.

       If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

       11.    WAIVERS; INDEMNIFICATION.

              11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

              11.2 FOOTHILL'S LIABILITY FOR INVENTORY OR EQUIPMENT. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

              11.3 INDEMNIFICATION. Borrower agrees to defend and indemnify Foothill and its officers, employees, and agents and hold Foothill harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including reasonable attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; save for and excluding any of the foregoing that are caused by the gross negligence or willful misconduct of Foothill. This provision shall survive the termination of this Agreement.

       12.    NOTICES.

              Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection therewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its addresses set forth below:

       If to Borrower:      PHOENIX NETWORK, INC.
                            550 California Street, 11th Floor
                            San Francisco, California  94104-1006
                            Attn:  Jeffrey L. Bailey, Senior Vice President and
                            Chief Financial Officer


       If to Foothill:      FOOTHILL CAPITAL CORPORATION
                            11111 Santa Monica Boulevard
                            Suite 1500
                            Los Angeles, California 90025-3333
                            Attn:  Business Finance Division Manager

              The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

       13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

              THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

       14.    DESTRUCTION OF BORROWER'S DOCUMENTS.

              All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

       15.    GENERAL PROVISIONS.

              15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.





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
              15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder.
In connection therewith, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third party, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

              15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

              15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

              15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

              15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

              15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

              15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required





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
to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

              15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified, or qualified by any other agreement, oral or written, whether before or after the date hereof.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Los Angeles, California.


                                           PHOENIX NETWORK, INC.,
                                           a Delaware corporation



                                           By /s/ Jeffrey L. Bailey
                                             ---------------------------------
                                           Its  Senior Vice President
                                              --------------------------------




                                           FOOTHILL CAPITAL CORPORATION,
                                           a California corporation



                                           By  /s/ Lisa Gonzalez
                                             ---------------------------------
                                           Its Assistant Vice President
                                              --------------------------------





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